UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
Amendment No. 2

Registration Statement under the Securities Act of 1933

Desert Canadians Ltd.
(Exact name of registrant as specified in its charter)

Delaware	8900	None
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

15057 Stony Plain Road, Suite 200
Edmonton, Alberta, Canada T5P 4W1
780.455.4181
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

The Company Corporation
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808
800.818.6082
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate Date of Commencement of Proposed Sale to the Public:  As soon as practicable after this Prospectus is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Prospectus number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐ Accelerated filer  ☐ Non-accelerated filer ☐ Smaller reporting company  ☑

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security (1) ($)	Proposed Maximum Aggregate Offering Price (1) ($)	Amount of Registration Fee ($)
Shares of Common Stock, par value $0.00001	90,000	0.25	22,500	1.26
Total	90,000

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act. The price per share and the aggregate offering price for the shares are calculated on the basis of our most recent private placement of common stock at $0.25 per share on February 18, 2009.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS
90,000 Shares of Common Stock

The date of this Prospectus is October 20, 2010. Before this offering there has been no public market for our common stock.

Desert Canadians Ltd. (“we”, “our”, “us”) is registering 90,000 shares of common stock held by 31 selling security holders, including 4,000 shares owned by Carol Callaghan, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director. The selling security holders will have the option to sell their shares at an initial price of $0.25 per share until our common stock is quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. We will not receive any proceeds from the sale of shares of our common stock by the selling security holders, who will receive aggregate net proceeds of $22,500 if all the shares being registered are sold. We will incur all costs associated with this Prospectus.

Our common stock is presently not traded on any national securities exchange or the NASDAQ stock market, and we do not intend to apply to have our common stock listed on any national securities exchange or the NASDAQ stock market. Instead, we plan to apply to have our common stock quoted on the OTC Bulletin Board. The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last-sale prices and volume information for over-the-counter equity securities.  Over-the-counter securities are traded by a community of market makers that enter quotes and trade through a sophisticated computer network. Information on the OTC Bulletin Board can be found at www.otcbb.com.

There is no guarantee that a trading market for our common stock will develop and the purchasers in this offering may be receiving an illiquid security.

An investment in our securities is speculative. See the section entitled "Risk Factors" beginning on Page 5 of this Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The information in this Prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement that includes this Prospectus is declared effective by the Securities and Exchange Commission. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall the selling security holders sell any of these securities in any state where such an offer or solicitation would be unlawful before registration or qualification under such state's securities laws.

Prospectus Summary

This Prospectus includes forward-looking statements. To the extent that any statements made in this Prospectus contain information that is not historical, such as financial projections, information or expectations about our business plans, results of operations, products or markets, or future events, such statements are forward-looking. Forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”.  Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements.  These include, among others, the cautionary statements in the “Risk Factors” section beginning on page 5 of this Prospectus and the “Management's Discussion and Analysis of Financial Position and Results of Operations” section beginning on page 25 of this Prospectus.  We do not undertake any obligation to publicly update any forward-looking statements.

Our Business

We are a start up service provider engaged in the dissemination of online information about real estate in the Coachella Valley of California as well as issues related to property ownership in the area. We have begun to develop a website that hosts a variety of practical, accurate and interesting information on local real estate, taxation and immigration issues, as well as local recreational activities. We have not yet finalized the content of the site, but we intend to make it a one-stop or single source destination for the following target markets:

●	Canadians who own or are interested in purchasing real estate in the region, primarily for the purpose of wintering there (“snowbirds”);

●	residents of other countries who also own or are interested in purchasing real estate in the region; and

●	persons of all nationalities who have traveled or are planning to travel to the region for an extended period of time.

The address of our website is www.desertcanadians.com.

We plan to generate revenue from our website through a number of advertising mechanisms such as monthly flat fees, pay-per-click arrangements and commissions based on the sale of goods and services facilitated through various platforms, including a monthly e-newsletter, an online community forum and the website itself. We have not yet entered into agreements with any entities to advertise their goods and services with us, and there is no guarantee that we will be able to do so.

We were incorporated as a Delaware company on July 30, 2008. We have no subsidiaries. Our sole officer and director is located in Canada, and our executive office is at 15057 Stony Plain Road, Suite 200, Edmonton, Alberta, Canada T5P 4W1. Our telephone number is 780.455.4181. Our fiscal year end is June 30.

We are a development stage company that has not yet begun operations. We have not generated any revenues from our business activities, and we do not expect to generate revenues for the foreseeable future. Since our inception we have incurred operational losses and accumulated a net loss of $69,465. We have been issued a going concern opinion by our auditors. To finance our operations to date, we have completed two rounds of financing and raised $61,500 in cash through private placements of our common stock.

For the next 12 months (beginning October 2010), we plan to spend approximately $346,000 to carry out our operations. We will be dependent on future financing in order to do this. We currently do not have sufficient financing to fully execute our business plan and there is no assurance that we will be able to obtain the necessary financing to do so. Until we are able to secure such financing, we plan to rely on advances from related parties to sustain our operations. In the absence of such advances, we estimate that our currently-available capital resources will enable us to conduct our operations for a minimum of one month. Accordingly, there is uncertainty about our ability to continue to operate. If we cease our operations, you may lose your entire investment in our common stock. There are also many factors, described in detail in the "Risk Factors” section beginning on page 5 of this Prospectus, which may adversely affect our ability to begin and sustain profitable operations.

The Offering

The 90,000 shares of our common stock (including 4,000 shares owned by Carol Callaghan, our sole officer and director) being registered by this Prospectus represent approximately 0.2% of our issued and outstanding common stock as of October 20, 2010.

Securities Offered:
90,000 shares of common stock offered by the 31 selling security holders, including 4,000 shares owned by Carol Callaghan, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director.

Initial Offering Price:
The $0.25 per share initial offering price of our common stock was determined by our Board of Directors based on several factors, including the most recent selling price of 86,000 shares of our common stock in private placements for $0.25 per share on February 18, 2009. The selling security holders will have the option to sell their shares at an initial offering price of $0.25 per share until our common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

Minimum Number of Securities to be Sold in this Offering:	None.
Securities Issued and to be Issued:
As of October 20, 2010 we had 40,086,000 issued and outstanding shares of our common stock and no outstanding options, warrants or other convertible securities.

All of the common stock to be sold under this Prospectus will be sold by existing stockholders. There is no established market for the common stock being registered. We intend to apply to have our common stock quoted on the OTC Bulletin Board. This process usually takes at least 60 days and an application must be made on our behalf by a market maker. We have not yet engaged a market maker to make the application. If our common stock becomes quoted and a market for the stock develops, the actual price of the shares will be determined by prevailing market prices at the time of the sale. The trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a negative effect on the market price for our common stock.

Proceeds:	We will not receive any proceeds from the sale of our common stock by the selling security holders.

Financial Summary Information

All of the references to currency in this Prospectus are to U.S. Dollars, unless otherwise noted.

The following table sets forth selected financial information, which should be read in conjunction with the information set forth in the "Management’s Discussion and Analysis of Financial Position and Results of Operations" section on page 25 of this Prospectus and the accompanying financial statements and related notes included elsewhere.

Income Statement Data

	Year Ended June 30, 2010 ($)	Period from July 30, 2008 (Date of Inception) to June 30, 2010 ($)	Period from July 30, 2008 (Date of Inception) to June 30, 2009 ($)
Revenues	-	-	-
Operating Expenses	32,583	69,465	36,882
Net Loss	32,583	69,465	36,882
Loss Per Share – Basic and Diluted	(0.00)	(0.00)	(0.00)

Balance Sheet Data

	June 30, 2010 ($)	June 30, 2009 ($)
Working Capital Surplus (Deficiency)	(7,965)	24,618
Total Assets	2,406	54,486
Total Liabilities	10,371	29,868

Risk Factors

Please consider the following risk factors before deciding to invest in our common stock.

Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this Prospectus before deciding whether to purchase our common stock. The occurrence of any of the following risks could harm our business. Additional risks not currently known to us or that we currently deem immaterial may also become important factors that could harm our business. You may lose part or all of your investment due to any of these risks.

This Prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this Prospectus.

Business Risks

1.           We lack an operating history and there is no assurance that our future operations will result in revenues or profits. If we cannot generate sufficient revenues to operate profitably, we may suspend or cease our operations.

We are an independent online service provider in a highly competitive industry. We were incorporated on July 30, 2008 and have no operating history, no customers and have yet to generate any revenues. This makes it difficult to evaluate our future performance and prospects. As of June 30, 2010 we had incurred a net loss of $69,465.

The potential success of our operations must be considered in light of the risks, expenses, delays and difficulties frequently encountered in establishing a new business in an industry characterized by intense competition. Based on our current business plan, we expect to incur operating losses for the foreseeable future, and we cannot guarantee that we will ever generate significant revenues. Our failure to operate profitability may ultimately cause us to suspend or cease our operations.

2.           We have been issued a going concern opinion by our auditors, and if we are unable to continue as a going concern you could lose your entire investment in our common stock.

Our audited financial statements for the year ended June 30, 2010 were prepared by our auditors on a going concern basis, which implies that we will continue to realize our assets and discharge our liabilities in the normal course of business. These financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern.

We have not generated any revenues since our inception, are unlikely to do so in the immediate or foreseeable future, and are dependent upon the continued financial support of our shareholders and our ability to obtain the equity financing necessary to continue our operations and generate sustainable and significant revenue. If we are unable to raise such financing or secure alternative financing, we may not be able to continue our operations, our business may fail and you may lose your entire investment.

3.           We rely on an independent third party to develop and maintain our website. If that third party cannot complete and operate our website in a successfully and timely manner, this could prevent us from generating revenues.

The successful completion and operation of our website is only partially within our control, as we have engaged an independent contractor to perform the task of developing, upgrading and monitoring its contents. We have not yet finalized the structure or substance of our website, and we have accordingly not realized any advertising revenues from it. There is no guarantee that we will be able to successfully complete or maintain our website, and even if we do, we cannot assure you that our website will establish a consistent revenue stream for us. If our website is not finished and operated in a timely manner, this could prevent us from generating revenues.

4.           We will need a significant amount of capital to carry out our proposed business plan, and unless we are able to raise sufficient funds, we may be forced to discontinue our operations.

In order to carry out our business plan we will require a significant amount of capital. We estimate that we will need approximately $346,000 to finance our planned operations and carry out our business plan during the next 12 months, which we must obtain through the sale of our equity securities or from outside sources. We currently do not have sufficient financing to fully execute our business plan, and until we are able to secure such financing we plan to rely on advances from related parties to sustain our operations. In the absence of such advances, we estimate that our currently-available capital resources will enable us to conduct our operations for a minimum of one month.

Our ability to obtain the necessary financing to execute our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our current corporate structure. There is no guarantee that we will be able to obtain any funding or that we will have sufficient resources to conduct our operations as projected, any of which could mean that we will be forced to discontinue our operations.

5.           We may not succeed in effectively marketing our website, which could prevent us from acquiring customers and generating revenues.

A significant component of our business plan involves developing consumer awareness of our company and our website. Due to the competitive nature of our industry, if we do not market our services effectively we may fail to attract users or generate revenues. Our ability to successfully promote our website will depend largely on the efforts of our sole officer and director, any marketing personnel we engage and the appropriateness of our marketing approaches. To achieve success, we expect to incur substantial advertising and marketing-related expenses over the next 12 months.

Our ability to market our services successfully also depends on external factors over which we may have little or no control, including the performance of any potential retail or sales partners. If, for any reason, we fail to provide our customers with a service that meets their expectations, our reputation could suffer substantial harm, which could prevent us from developing our company as a trusted brand. The failure of our marketing and advertising activities could adversely affect our ability to maintain customer relationships or attract new customers and could, therefore, prevent us from generating revenues.

6.           Our sole officer and director is affiliated with an entity engaged in activities similar to ours and she may have a conflict of interest in determining to which entity a particular business opportunity should be presented.

Carol Callaghan, our sole officer and director, also currently works as an agent with a recognized real estate agency in Edmonton, Alberta, Canada. That company may choose to adapt its business plan and compete with us by providing similar services to our intended target market either within Canada or the United States. Ms. Callaghan has a pre-existing relationship with this agency and may not present opportunities to us unless the agency has declined to accept such opportunities.

Additionally, any officers or directors that may in the future be appointed or elected could be affiliated with entities engaged in activities similar to those we plan to conduct. Such officers and directors may have pre-existing fiduciary duties and may not agree to present business opportunities to us unless other entities have first declined to accept them. Accordingly, they may have a conflict of interest in determining to which entity a particular business opportunity should be presented, and we cannot assure you that any conflicts that may arise will be resolved in our favor.

7.           Our operations may be disrupted by technological problems, which may prevent us from generating revenues.

Since our proposed business involves creating and maintaining online content, we will rely heavily on the use of computer equipment. The computer systems we use as well as those of third parties on whom we depend may be vulnerable to damage due to virus contraction, sabotage, security breaches or other criminal activity. In addition, we plan to promote our website through the Internet and will rely on the use of electronic mail to send information to potential clients and partners regarding our services. If we experience problems related to the implementation or use of technology, including power failures, system errors or data access interruption, our reputation and operations could suffer. This may prevent us from generating revenues.

8.           We intend to use search engine optimization to attract a significant percentage of our users, and if search engines change their indexing methods or online directories change their pricing schemes our ability to do so could be limited. This could impair our marketing efforts and force us to revise our business plan.

We plan to engage in search engine optimization (“SEO”) to attract users to our website. This will allow us to increase our Internet profile at a quick pace in a relatively cost-effective manner. In order to do so, we must employ a number of tactics such as using descriptive keywords and META description tags on our website and submitting our website to specialized Internet directories. Our approach to SEO may not succeed if traditional search engine indexing methods change or online directories alter their pricing structures. If we do not achieve our desired SEO results, we may be forced to rely on other marketing strategies that are more expensive or less productive. This could force us to revise our business plan.

9.           Our sole officer and director is engaged in other business activities and may not devote sufficient time to our affairs, which may prevent us from achieving or maintaining profitability.

Because our sole officer and director, who is responsible for our business activities, does not devote all of her working hours to our management and operation, we may not be able to implement our business plan in either the manner we intend or at the speed we propose. Our sole officer and director has other obligations and commitments which may cut into the amount of time she is able to devote to our affairs, which may impact the pace of our growth and the progress of our development.

Currently, Carol Callaghan, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director, works as a part-time consultant in the areas of business development and management and contributes approximately 20% of her time to us. The effect of these circumstances may prevent us from achieving or maintaining profitability.

10.           We face strong competition from other online service providers, which could harm our business and our ability to operate profitably.

The provision of real estate-associated online services is a highly competitive business. Other service providers, including real estate agencies, mortgage brokers, property management companies and tourism promotion firms, may compete with us by offering services similar to ours. Additionally, other companies engaged in our line of business may compete with us from time to time to obtain capital from investors.

These organizations may have a competitive advantage over us because they have longer operating histories, have access to greater resources and are able to more easily recruit and retain qualified employees to grow their business. They may also be able to achieve greater success because they can meet with their customers in person and provide a level of personal service that we cannot. If we are unable to adequately address our competition, including, but not limited to, finding ways to become a one-stop resource for Canadians who own or are interested in purchasing Coachella Valley real estate, our ability to operate profitably could suffer.

11.           Our sole director and officer has little to no experience or expertise with respect to accounting and financial reporting matters or managing a reporting public company. Her inability to properly manage our affairs could result in us confronting difficulties in developing effective disclosure controls and procedures and internal controls over financial reporting, which could impair our ability to produce timely and accurate financial statements or affect investors’ perception of our business.

Our sole officer and director is an experienced real estate agent and has knowledge of the issues generally encountered by individuals seeking to acquire property or otherwise engage in real estate transactions. However, she has little to no experience or expertise with respect to accounting and financial reporting matters or managing a reporting public company, and her inability to properly manage our affairs could result in our failure to develop effective controls, produce accurate and timely financial statements or comply with ongoing disclosure obligations or other regulatory requirements, any of which could lead to sanctions or negatively affect the general perception of our business in the financial markets.

12.           Our business depends on the development and maintenance of the Internet infrastructure. Outages and delays could reduce the level of Internet usage generally as well as the level of usage of our services, thereby reducing our revenues.

The success of our business will depend largely on the development and maintenance of the Internet infrastructure. This includes the existence of a reliable communication network with the necessary speed, data capacity and security, as well as the timely development of complementary products, for providing reliable Internet access and services. The Internet has experienced, and is likely to continue to experience, significant growth in terms of the numbers of users and the amount of traffic, and the current infrastructure may be unable to support increased demand.

In addition, increasing numbers of users, increasing bandwidth requirements, or problems caused by “viruses”, “worms” and similar programs may harm the reliability and performance of the Internet infrastructure. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure, and it may encounter similar problems in the future. Such outages and delays could reduce the level of Internet usage generally as well as the usage of our website, thereby reducing our revenues.

13.           Our success depends in part on our ability to attract and retain additional key skilled professionals, which we may or may not be able to do. Our failure to do so could prevent us from achieving our goals or becoming profitable.

We plan to hire two business development consultants on a part-time basis in the next 12 months to provide us with technical services regarding our proposed operations and planned activities. Eventually, we also plan to engage independent contractors in the areas of marketing and other services. We have not yet initiated a search for such consultants or independent contractors, however competition for qualified skilled professionals can sometimes be intense, and we may be unable to attract and retain such key personnel. This could prevent us from achieving our goals or becoming profitable.

14.           Since our sole officer and director and our business assets are located in Canada, you may be limited in your ability to enforce U.S. civil actions against them for damages to the value of your investment.

Our business assets are located in Canada and our sole officer and director is a resident of Canada. Consequently, if you are a U.S. investor it may be difficult for you to affect service of process on our sole officer and director within the United States or enforce a civil judgment of a U.S. court in Canada if a Canadian court determines that the U.S. court in which the judgment was obtained did not have jurisdiction in the matter. There is also substantial doubt whether an original action predicated solely upon civil liability may successfully be brought in Canada against either our sole officer and director or our business assets. As a result, you may not be able to recover damages as compensation for a decline in the value of your investment.

15.           If we fail to detect “click fraud”, we could lose the confidence of advertisers which could result in a decline in our revenues.

Our business exposes us to “click fraud”, which is when a person, automated script or computer program imitates a legitimate Internet user by clicking on an advertisement for the purpose of generating a charge per click without an interest in the actual target of the link. This is done for the purpose of increasing the fees advertisers pay to web publishers like us, either through an advertising network or not. We do not plan to charge our future advertising partners for fraudulent clicks, and our intention is to refund any revenue that our advertisers pay us that is later attributed to click fraud.

If we are unable to detect click fraud or mitigate its risk through specific actions such as subscribing to applicable software platforms, our future advertising partners may experience a reduced return on their investment, lose confidence is us and become dissatisfied with our business. This could lead to a decline in both the number of our advertisers and our revenues.

16.           We are exposed to currency exchange risk which could cause our reported earnings or losses to fluctuate.

Although we intend to report our financial results in U.S. dollars, a portion of our revenues and operating expenses may be denominated in Canadian dollars, and we may be exposed to currency exchange risk on any of our assets that we denominate in Canadian dollars. Since we present our financial statements in U.S. dollars, any change in the value of the Canadian dollar relative to the U.S. dollar during a given financial reporting period would result in a foreign currency loss or gain on the translation of our Canadian dollar assets into U.S. dollars. Consequently, our reported earnings or losses could fluctuate materially as a result of foreign exchange translation gains or losses.

17.           We may indemnify our directors and officers against liability to us and our security holders, and such indemnification could increase our operating costs.

Our Bylaws allow us to indemnify our directors and officers against claims associated with carrying out the duties of their offices. Our Bylaws also allow us to reimburse them for the costs of certain legal defenses. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to our directors, officers or control persons, we have been advised by the SEC that such indemnification is against public policy and is therefore unenforceable.

Since our sole officer and director is aware that she may be indemnified for carrying out the duties of her offices, she may be less motivated to meet the standards required by law to properly carry out such duties, which could increase our operating costs. Further, if our sole officer and director files a claim against us for indemnification, the associated expenses could also increase our operating costs.

Risks Associated with Our Securities

18.           Because there is no public trading market for our common stock, you may not be able to resell your shares.

There is currently no public trading market for our common stock. Therefore, there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do wish to resell your shares, you will have to locate a buyer and negotiate your own sale. As a result, you may be unable to sell your shares, or you may be forced to sell them at a loss.

We intend to apply to have our common stock quoted on the OTC Bulletin Board. This process takes at least 60 days and the application must be made on our behalf by a market maker. If our common stock becomes listed and a market for the stock develops, the actual price of our shares will be determined by prevailing market prices at the time of the sale.

We cannot assure you that there will be a market in the future for our common stock. The trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling our shares or obtaining market quotations for them, which may have a negative effect on the market price of our common stock. You may not be able to sell your shares at their purchase price or at any price at all. Accordingly, you may have difficulty reselling any shares you purchase from the selling security holders.

19.           Because our sole officer and director will own more than 99% of our issued and outstanding common stock after this offering, she will retain control of us and be able to elect our directors. You therefore may not be able to remove her as a director, which could prevent us from becoming profitable.

Carol Callaghan, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole Director, has sole or shared control over 40,000,000 shares, which is approximately 99.8% of our issued and outstanding common stock. Even if Ms. Callaghan sells all 4,000 shares being registered in this Prospectus over which she has sole control, she will still have sole control over approximately the same percentage of our issued and outstanding common stock.

Because Ms. Callaghan will continue to own approximately 99.8% of our issued and outstanding common stock, she will be able to elect all of our directors and control our operations. She may have an interest in pursuing activities and transactions that involve significant risks; for example, she could cause us to enter into strategic partnerships that create indebtedness. She may also acquire and hold interests in businesses that compete either directly or indirectly with us. If Ms. Callaghan fails to act in our best interests or fails to adequately manage our operations, you may have difficulty removing her as a director, which could prevent us from becoming profitable.

20.           The continued sale of our equity securities will dilute the ownership percentage of our existing stockholders and may decrease the market price for our common stock.

Given our lack of revenues and the doubtful prospect that we will earn significant revenues in the next several years, we will require additional financing of approximately $345,500 (a total of $346,000 less our cash of approximately $500 as of June 30, 2010) to fund our operations and planned activities for the next 12 months (beginning October 2010). Our efforts to acquire financing may require us to issue additional equity securities, which will result in dilution to our existing stockholders. In short, our continued need to sell equity will result in reduced percentage ownership interests for all of our investors, which may decrease the market price for our common stock.

21.           We do not intend to pay dividends and there will thus be fewer ways in which you are able to make a gain on your investment.

We have never paid dividends and do not intend to pay any dividends for the foreseeable future. To the extent that we may require additional funding currently not provided for in our financing plan, our funding sources may prohibit the declaration of dividends. Because we do not intend to pay dividends, any gain on your investment will need to result from an appreciation in the price of our common stock. There will therefore be fewer ways in which you are able to make a gain on your investment.

22.           Because the SEC imposes additional sales practice requirements on brokers who deal in shares of penny stocks, some brokers may be unwilling to trade our securities. This means that you may have difficulty reselling your shares, which may cause the value of your investment to decline.

Our shares are classified as penny stocks and are covered by section 15(g) of the Exchange Act, which imposes additional sales practice requirements on broker-dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, broker-dealers must make a special suitability determination and receive a written agreement from you prior to making a sale on your behalf. Because of the imposition of the foregoing additional sales practices, it is possible that broker-dealers will not want to make a market in our common stock. This could prevent you from reselling your shares and may cause the value of your investment to decline.

23.           Financial Industry Regulatory Authority (“FINRA”) sales practice requirements may also limit your ability to buy and sell our common stock, which could depress the price of our shares.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

24.           You may face significant restrictions on the resale of your shares due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (2) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. The applicable broker-dealer must also be registered in that state.

We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by those broker-dealers, if any, who agree to serve as market makers for our common stock. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

Use of Proceeds

We will not receive any proceeds from the resale of the securities offered through this Prospectus by the selling security holders.

Determination of Offering Price

The selling security holders will have the option to sell their shares at an initial offering price of $0.25 per share until our common stock is quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. The initial offering price was determined by our Board of Directors, who considered several factors in arriving at the $0.25 per share figure, including the following:

●	our most recent private placements of 86,000 shares of our common stock at a price of $0.25 per share on February 18, 2009;

●	our lack of operating history;

●	our capital structure; and

●	the background of our management.

As a result, the $0.25 per share initial offering price of our common stock does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time. The price is not based on past earnings, nor is it indicative of the current market value of our assets. No valuation or appraisal has been prepared for our business. You cannot be sure that a public market for any of our securities will develop.

If our common stock becomes quoted on the OTC Bulletin Board and a market for the stock develops, the actual price of the shares sold by the selling security holders will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling security holders. The number of shares that may actually be sold by a selling security holder will be determined by each selling security holder. The selling security holders are neither obligated to sell all or any portion of the shares offered under this Prospectus, nor are they obligated to sell such shares immediately hereunder. Security holders may sell their shares at a price different than the $0.25 per share offering price depending on privately negotiated factors such as the security holder's own cash requirements or objective criteria of value such as the market value of our assets.

Dilution

All of the 90,000 shares of our common stock to be sold by the selling security holders are currently issued and outstanding, and will therefore not cause dilution to any of our existing stockholders.

Selling Security Holders

The 31 selling security holders are offering for sale 90,000 shares of our issued and outstanding common stock which they obtained as part of the following stock issuances:

●
On September 1, 2008 we issued 40,000,000 shares of our common stock to Carol Callaghan, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director, at a price of $0.001 per share in exchange for cash proceeds of $40,000.

●	On February 18, 2009 we issued an aggregate of 86,000 shares of our common stock to 30 non-U.S. investors at a price of $0.25 per share in exchange for cash proceeds of $21,500.

These shares were issued in reliance upon an exemption from registration pursuant to Regulation S under the Securities Act of 1933 (the “Securities Act”). Our reliance upon Rule 903 of Regulation S was based on the fact that the sales of the securities were completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities. Each investor was not a U.S. person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a U.S. person.

The selling security holders have the option to sell their shares at an initial offering price of $0.25 per share until our common stock is quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. This Prospectus includes registration of the following 90,000 shares of our common stock:

●	4,000 shares owned by Carol Callaghan, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director; and

●	86,000 shares owned by other security holders.

The following table provides information as of October 20, 2010 regarding the beneficial ownership of our common stock by each of the selling security holders, including:

●	the number of shares owned by each prior to this offering;

●	the number of shares being offered by each;

●	the number of shares that will be owned by each upon completion of the offering, assuming that all the shares being offered are sold;

●	the percentage of shares owned by each; and

●	the identity of the beneficial holder of any entity that owns the shares being offered.

Name of Selling Security Holder	Shares Owned Prior to this Offering (1) (#)	Percent (2) (%)	Maximum Numbers of Shares Being Offered (#)	Beneficial Ownership After Offering (#)	Percentage Owned upon Completion of the Offering (2) (%)
Jeff Bryant (4)	2,000	(3)	2,000	0	0
Sean Bryant (4)	2,000	(3)	2,000	0	0
Barbara Callaghan (5)	4,000	(3)	4,000	0	0
Carol Callaghan (5)	40,000,000	99.8	4,000	39,996,000	99.8
Robert Code	2,000	(3)	2,000	0	0
Patrick Doyle	4,000	(3)	4,000	0	0
Connie Dugold	2,000	(3)	2,000	0	0
Joseph Hajduk (6)	2,000	(3)	2,000	0	0
Justin Hajduk (6)	2,000	(3)	2,000	0	0
Margot Hadjuk (6)	2,000	(3)	2,000	0	0
Michael Hadjuk (6)	2,000	(3)	2,000	0	0
Natasha Hadjuk (6)	2,000	(3)	2,000	0	0
Jamie Hubick (7)	2,000	(3)	2,000	0	0
John Hubick (7)	2,000	(3)	2,000	0	0
Kelti Kachur (8)	4,000	(3)	4,000	0	0
Torah Kachur (8)	4,000	(3)	4,000	0	0
David Kelcher	4,000	(3)	4,000	0	0
Craig Kinniburgh (9)	2,000	(3)	2,000	0	0
Judith Kinniburgh (9)	2,000	(3)	2,000	0	0
Kim Matthison (10)	4,000	(3)	4,000	0	0
Wendy Matthison (10)	4,000	(3)	4,000	0	0
Deborah Phillips (11)	2,000	(3)	2,000	0	0
Devin Phillips (11)	2,000	(3)	2,000	0	0
Quinn Phillips (11)	2,000	(3)	2,000	0	0
Rodden Phillips (11)	2,000	(3)	2,000	0	0
Megan Ploit	4,000	(3)	4,000	0	0
Curtis Robinson (12)	4,000	(3)	4,000	0	0
Jaelyn Robinson (12)	4,000	(3)	4,000	0	0
Allison Vasseur (13)	4,000	(3)	4,000	0	0
Russell Vasseur (13)	4,000	(3)	4,000	0	0
Siebert Whitford	4,000	(3)	4,000	0	0
Total	40,086,000		90,000

(1)
The number and percentage of shares beneficially owned is determined to the best of our knowledge in accordance with the Rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting or investment power and also any shares which the selling security holder has the right to acquire within 60 days of the date of this Prospectus.

(2)	The percentages are based on 40,086,000 shares of our common stock outstanding as at October 20, 2010.

(3)	Less than 1%.

(4)	Jeff Bryant and Sean Bryant are brothers.

(5)
Barbara Callaghan and Carol Callaghan are siblings. Carol Callaghan is our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director.

(6)	Michael Hajduk and Margot Hajduk are husband and wife and the parents of Joseph Hajduk, Justin Hajduk and Natahsa Hajduk.

(7)	John Hubick and Jamie Hubick are husband and wife.

(8)	Kelti Kachur and Torah Kachur are sisters.

(9)	Craig Kinniburgh and Judith Kinniburgh are husband and wife.

(10)	Kim Matthison and Wendy Matthison are husband and wife.

(11)	Rodden Phillips and Deborah Phillips are husband and wife and the parents of Devin Phillips and Quinn Phillips.

(12)	Curtis Robinson and Jaelyn Robinson are husband and wife.

(13)	Allison Vasseur and Russell Vasseur are husband and wife.

Except as otherwise noted, the named party beneficially owns and has sole voting and investment power over all the shares or rights to the shares. The numbers in this table assume that none of the selling security holders will sell shares not being offered in this Prospectus or will purchase additional shares, and assumes that all the shares being registered will be sold.

Other than as described above, none of the selling security holders or their beneficial owners has had a material relationship with us other than as a security holder at any time within the past three years, or has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

None of the selling security holders are broker-dealers or affiliates of a broker-dealer.

Plan of Distribution

We are registering 90,000 shares of common stock on behalf of the selling security holders. The selling security holders will have the option to sell their shares at an initial offering price of $0.25 per share until our common stock is quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

No public market currently exists for our common stock. We intend to apply to have our common stock quoted on the OTC Bulletin Board. This process usually takes at least 60 days and an application must be made on our behalf by a market maker. We have not yet engaged a market maker to make the application. If we are unable to obtain a market maker for our securities, we will be unable to develop a trading market for our common stock.

Trading in stocks quoted on the OTC Bulletin Board is often thin and is characterized by wide fluctuations in trading prices due to many factors that may have little to do with a company's operations or business prospects. The OTC Bulletin Board should not be confused with the NASDAQ market. OTC Bulletin Board companies are subject to far less restrictions and regulations than companies whose securities are traded on the NASDAQ market. Moreover, the OTC Bulletin Board is not a stock exchange, and the trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like the NASDAQ Small Cap or a stock exchange. In the absence of an active trading market investors may have difficulty buying and selling or obtaining market quotations for our common stock and its market visibility may be limited, which may have a negative effect on the market price of our common stock.

There is no assurance that our common stock will be quoted on the OTC Bulletin Board. We do not currently meet the existing requirements to be quoted on the OTC Bulletin Board, and we cannot assure you that we will ever meet these requirements.

The selling security holders may sell some or all of their shares of our common stock in one or more transactions, including block transactions:

●	on such public markets as the securities may be trading;

●	in privately negotiated transactions; or

●	in any combination of these methods of distribution.

The selling security holders may offer our common stock to the public:

●	at an initial offering price of $0.25 per share until a market develops;

●	at the market price prevailing at the time of sale;

●	at a price related to such prevailing market price; or

●	at such other price as the selling security holders determine.

We are bearing all costs relating to the registration of our common stock. The selling security holders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the shares of our common stock.

The selling security holders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of our common stock. In particular, during such times as the selling security holders may be deemed to be engaged in a distribution of any securities, and therefore be considered to be an underwriter, they must comply with applicable laws and may, among other things:

●	furnish each broker or dealer through which our common stock may be offered such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer;

●	not engage in any stabilization activities in connection with our securities; and

●	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

The selling security holders and any underwriters, dealers or agents that participate in the distribution of our common stock may be deemed to be underwriters, and any commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Our common stock may be sold from time to time by the selling security holders in one or more transactions at a fixed offering price, which may be changed, at varying prices determined at the time of sale or at negotiated prices. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

The selling security holders and any broker-dealers acting in connection with the sale of the common stock offered under this Prospectus may be deemed to be underwriters within the meaning of section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act. Neither we nor the selling security holders can presently estimate the amount of such compensation. We know of no existing arrangements between the selling security holders and any other security holder, broker, dealer, underwriter, or agent relating to the sale or distribution of our common stock. Because the selling security holders may be deemed to be “underwriters” within the meaning of section 2(11) of the Securities Act, the selling security holders will be subject to the prospectus delivery requirements of the Securities Act. Each selling security holder has advised us that they have not yet entered into any agreements, understandings, or arrangements with any underwriters or broker-dealers regarding the sale of their shares. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

Regulation M

During such time as the selling security holders may be engaged in a distribution of any of the securities being registered by this Prospectus, the selling security holders are required to comply with Regulation M under the Exchange Act. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete.

Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed the selling security holders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this Prospectus, and we have also advised the selling security holders of the requirements for delivery of this Prospectus in connection with any sales of the shares offered by this Prospectus.

With regard to short sales, the selling security holders cannot cover their short sales with securities from this offering. In addition, if a short sale is deemed to be a stabilizing activity, then the selling security holders will not be permitted to engage such an activity. All of these limitations may affect the marketability of our common stock.

Penny Stock Rules

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC which:

●	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

●
contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violations of such duties or other requirements of federal securities laws;

●	contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask prices;

●	contains the toll-free telephone number for inquiries on disciplinary actions;

●	defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

●	contains such other information, and is in such form (including language, type size, and format) as the SEC shall require by rule or regulation.

Prior to effecting any transaction in a penny stock, a broker-dealer must also provide a customer with:

●	the bid and ask prices for the penny stock;

●	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock;

●	the amount and a description of any compensation that the broker-dealer and its associated salesperson will receive in connection with the transaction; and

●	a monthly account statement indicating the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser's written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our securities, and therefore security holders may have difficulty selling their shares.

Blue Sky Restrictions on Resale

When a selling security holder wants to sell shares of our common stock under this registration statement in the United States, the selling security holder will also need to comply with state securities laws, also known as “blue sky laws,” with regard to secondary sales. All states offer a variety of exemptions from registration of secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s. The broker for a selling security holder will be able to advise the security holder as to which states have an exemption for secondary sales of our common stock.

Any person who purchases shares of our common stock from a selling security holder pursuant to this Prospectus, and who subsequently wishes to resell such shares will also have to comply with blue sky laws regarding secondary sales.

When this Prospectus becomes effective, and a selling security holder indicates in which state(s) he wishes to sell his shares, we will be able to identify whether he will need to register or may rely on an exemption from registration.

Description of Securities to be Registered

Our authorized capital stock consists of 220,000,000 shares of common stock, $0.00001 par value.

Common Stock

As of October 20, 2010 we had 40,086,000 issued and outstanding shares of our common stock and no outstanding options, warrants or other convertible securities.

Holders of our common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights. Our common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of our common stock are entitled to share equally in dividends from sources legally available, when, as and if declared by our Board of Directors, and upon our liquidation or dissolution, whether voluntary or involuntary, to share equally in our assets available for distribution to our security holders.

Our Board of Directors is authorized to issue additional shares of our common stock not to exceed the amount authorized by our Certificate of Incorporation, on such terms and conditions and for such consideration as our Board may deem appropriate without further security holder action.

Voting Rights

Each holder of our common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since shares of our common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to our Board of Directors.

Dividend Policy

Holders of our common stock are entitled to dividends if declared by the Board of Directors out of funds legally available for payment of dividends. From our inception to October 20, 2010 no dividends were declared.

We do not intend to issue any cash dividends in the future. We intend to retain earnings, if any, to finance the development and expansion of our business. However, it is possible that our Board of Directors may decide to declare a stock dividend in the future. Our future dividend policy will be subject to the discretion of our Board and will be contingent upon future earnings, if any, our financial condition, our capital requirements, general business conditions and other factors.

Interests of Named Experts and Counsel

No expert or counsel named in this Prospectus as having prepared or certified any part thereof or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our common stock was employed on a contingency basis or had or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us. Additionally, no such expert or counsel was connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Auditing Matters

Our audited financial statements for the period from our inception on July 30, 2008 to June 30, 2010 have been included in this Prospectus in reliance upon Haynie & Company, CPAs, an independent registered public accounting firm, as experts in accounting and auditing.

Legal Matters

The validity of the common stock offered under this Prospectus will be passed upon for us by Dennis Brovarone, Attorney at Law.

Description of Business

Overview

We are a development stage company engaged in the dissemination of online information about real estate in the Coachella Valley of California as well as issues related to property ownership in the area. We have begun to develop a website that hosts a variety of practical, accurate and interesting information on local real estate, taxation, immigration and issues, as well as local recreational activities, and we plan to generate revenue from our website through a number of advertising mechanisms.

The address of our website is www.desertcanadians.com. We have not yet finalized the content of the site, but we intend to make it a one-stop or single source destination for the following target markets:

●	Canadians who own or are interested in purchasing real estate in the region, primarily for the purpose of wintering there (“snowbirds”);

●	residents of other countries who also own or are interested in purchasing real estate in the region; and

●	persons of all nationalities who have traveled or are planning to travel to the region for an extended period of time.

Of these, the snowbirds represent our primary target market.

The market research we have conducted to date shows that individuals over the age of 55 represent the majority of snowbirds and that those between the ages of 55 and 64 are the best positioned to purchase secondary homes or vacation properties. Such purchases are driven largely by enabling factors such as sensitivity to cold, the desire to enjoy life both indoors and outdoors and the additional free time provided by retirement. In fact, according to Statistics Canada these individuals demonstrate the highest percentage ownership of their principal residence as well as the lowest percentage possession of mortgage on the same residence. Individuals aged 65 and older are similarly well-situated.

The conclusion we have drawn from these facts is that the higher an individual’s equity is in his or her principal residence, the easier it likely is for the same individual to obtain a mortgage on a secondary home or vacation property and make the required mortgage payments. As the average age of the North American population increases due to the volume of baby boomers, we predict that the interest and desire of our primary target market to purchase real estate in the Coachella Valley will increase correspondingly.

Although home purchases by foreigners in the United States have recently declined, we feel that this phenomenon represents a general reflection of economic conditions in the U.S., the worldwide recession and the downturn in U.S. real estate markets rather than a marked change in the attitude of potential snowbirds and other international buyers. It will therefore not affect the long-term viability of our business or the purchasing outlook of our target markets. Similarly, in 2009 Canadians visited the U.S. 10% less than in 2008, but with the strong Canadian dollar as increased comfort of Canadians with the new cross-border security requirements this trend is poised to reverse.

Our plan of operations for the next 12 months is to complete the development of our website, retain two business development consultants to assist us in marketing and promoting our website, enter into agreements with companies to advertise their goods and services on our website and complete private and/or public financing to help cover the cost of operating our business for the foreseeable future.

We have not yet entered into agreements with any entities to advertise their goods and services with us, and there is no assurance that we will be able to do so. We currently do not have sufficient financing to fully execute our business plan and there is no assurance that we will be able to obtain the necessary financing to do so. If we are unable to obtain the necessary financing, we may be forced to cease our operations and our business plan may fail.

Local Real Estate Industry

The Coachella Valley is currently home to approximately 600,000 people, and consists of nine cities and various unincorporated associations. Of these, the municipality of Palm Springs is generally the most well-known. The region enjoys approximately 350 days of sunshine per year, has average daily temperatures ranging from in 57oF in December to 92oF in July, and is located in close proximity to a number of airports and major urban centers in Southern California. It also offers an abundance of low-impact, outdoor recreation activities. In short, it is an attractive destination for both Canadians and residents of other nations seeking to relax in a hot, dry, suburban environment with myriad cultural and sporting options at their disposal.

According to “The 2009 NAR Profile of International Home Buying Activity”, prepared by the Research Division of the U.S. National Association of REALTORS®, Canada is the top country of origin for foreign home buyers in the United States, with its citizens accounting for 18% of all international real estate purchases. California is the third most popular location for Canadian buyers, with 10.1% of all purchases made in that state, and it is also the fifth most popular overnight destination for Canadians, although its average of approximately 8.6 nights per visit is the second highest among all states.

The majority of foreign real estate buyers tend to purchase single family dwellings, which is the type of property that prevails in the Coachella Valley. They also purchase homes that cost more than the national median price, a fact that correlates well with the quality of the properties in the region. In general, the statistics show that California, and in particular the Coachella Valley, experienced double-digit home price appreciation during the late-2000s real estate boom but when the housing bubble burst, prices for properties in the market dropped precipitously. As a result, real estate in the area is now accessible to a wider range of international buyers and represents an attractive investment opportunity.

Website

Currently, there are no “one-stop” websites that provide a comprehensive range of data and information on issues related to real estate in the Coachella Valley from either a Canadian or international perspective. Individuals interested in obtaining such information must instead visit a number of different sites operated by such entities as specialized real estate brokers, travel agents and various government agencies. Our website will eliminate the need to search myriad sites for relevant information by acting as a comprehensive source for Canadians and others interested in real estate-related issues in our target area. In essence, our goal is to add value to their online research, thereby building user loyalty.

We created our website in late 2009 and have been working since then to complete the various development phases as follows:

●	Phase I: make a basic version of the website accessible to the public

●	Phase II: complete the development of the website by incorporating the use of additional features and functionality

●	Phase III: continue to expand and enhance the information provided on the website based on the needs and comments of users and advertisers

We have outsourced the design and development of our website to a third-party service provider, Pixel Blue fx, pursuant to a website development agreement dated October 29, 2009.  This agreement is included as an exhibit 10.1 to this prospectus.

We anticipate that once complete, our website will offer practical, interesting and accurate content in the areas of real estate, taxation, immigration, travel and recreation, legal and miscellaneous issues. We plan to source and aggregate this content using publicly-available information and third-party industry professionals, and update it on a regular basis.

The following is a more detailed explanation of the content we plan to offer:

Area of Interest	Content
Real estate	Featured listings Profiles of municipalities, neighborhoods and specific real estate developments Statistics on housing prices and other market-related data
Taxation	Overview of local tax laws, including the property tax regime Links to I.R.S. forms Other relevant information
Immigration	Information on visas, permanent residence (green cards) and the DV lottery Links to U.S. Citizenship and Immigration Services forms
Travel and Recreation	Restaurant, bar and accommodation options Tourist attractions Information on local golf and tennis resorts and other recreational activities Popular retail (shopping) destinations
Customs and Other Government Agencies	Canada-U.S. customs information Links to other relevant government agencies and services Consulate locations
Miscellaneous	Maps Medical and emergency information Articles on related issues by local and industry professionals

In addition, we plan to publish a monthly e-newsletter and create a community forum where website users can interact with one another, post questions and answers and discuss topics related to the site and the Coachella Valley in general. This will allow users to browse, share and comment on information and experiences, while at the same time nurturing an online community of individuals with an interest in the region.

We plan to offer free membership to our site and to encourage visitors to join our community by signing up to receive a free monthly e-newsletter and participating in online community forums. In this way, we will be able to expand the number of advertising options and target market access points, thereby providing greater coverage to our advertising partners.

We will continually seek to introduce new content and make improvements to the information offered on our website to attract both users and advertisers. We are also contemplating additional service offerings including:

●	translating the content on our website into different languages to appeal to a broader secondary target market; and

●	creating parallel websites featuring similar information on other popular U.S. vacation property locations, such as central Florida and the South Carolina islands.

Website Development

From our inception on July 30, 2008 to June 30, 2010 we spent $12,604 on website development activities. Our website is not yet complete and will require ongoing maintenance, and we therefore estimate that we will spend approximately $20,000 over the next 12 months to develop, upgrade and monitor its contents. Our other planned expenditures on our operations are summarized in the “Management’s Discussion and Analysis of Financial Position and Results of Operation” section of this Prospectus beginning on page 25.

Advertising

In order to generate revenue from our website, we plan to offer a variety of advertising options, the rate structure of which will depend upon the size, type and positioning of the advertisement. These options include advertising in our monthly e-newsletter, in our online community forum and on the website itself. Rate types will include monthly flat fees, pay-per-click arrangements and commissions based on the sale of goods and services facilitated through our platforms.

We plan to offer banner advertising on our website for companies and service providers that we believe may appeal to our users. These entities will likely focus on our primary and/or secondary target markets, and include real estate brokers, legal professionals, tourism promoters and food and beverage establishments. We also intend to participate in special promotions with businesses seeking to launch new products or services by selling premium advertising space on our website and in our other domains. Such space includes all advertising space that is not specifically reserved for banner advertising.

We have not conducted any market research into the likelihood of our success or the acceptance of our business model by potential advertisers, but we believe that creating a comprehensive online research site that addresses the needs of current and future Coachella Valley property owners has the ability to generate significant revenue given the recent growth of web advertising and online markets. However, as of October 20, 2010 we had not entered contractual arrangements with any potential advertising partners, and we cannot guarantee that will be able to do so in the future.

Marketing

We plan to engage in a variety of marketing tactics to attract visitors to our website, including using online tools, traditional media and other informational opportunities.

Online Marketing

Our online strategy involves search engine optimization (“SEO”), forming cross-promotional partnerships with related websites and placing advertisements with websites that target markets similar to ours or offer services required by our target markets. We also intend to market our website by creating a database of subscriber email addresses and distributing an e-newsletter to registered users of our website on a monthly basis. The purpose of this will be to advise them of updated web content as well as additional developments or activities in the region that may be of interest to them. We will also make the newsletter available for download on our site free of charge to every Internet user.

One of our goals is to have our website rank highly on main Internet search engines such as Google through the use of keywords. Since most search engines use automated devices to index the content of webpages in order to optimize search results, we intend to include descriptive keywords that provide abundant clues to the automated devices about the content of our site. This SEO tool will allow us to increase our Internet profile quickly and inexpensively.

We also plan to use META description tags on our website that are indexed by the same automated devices. These tags are a description of the content of a webpage that include the main keywords and keyphrases on the page. The use of META description tags is an SEO tool that will drive traffic to our website since many search engines will include these descriptions below the hyperlinked title of our site in their search results.

Other SEO tools we intend to implement in the development of our website include creating a site map with links to all our webpages and adding HTML links at the bottom of each webpage (both of which will ensure the existence of a chain of hyperlinks that will take the automated search engine devices to every page on our site) and using keywords in hyperlinks. We may also consider creating an informative YouTube video that mentions our site since most search engines these days display relevant videos, images and local businesses near the top of any search results page.

From another SEO perspective, we anticipate that we will submit our website to key specialized and general Internet directories once we have developed it to a satisfactory extent, and that we will request reciprocal links from businesses relevant to our target market (these are known as banner exchanges). We also plan to write short articles in our area of expertise and distribute them to editors as free content for their email newsletters and websites to increase our visibility. In return, we will request that a link to our site and a simple description of our business be included with the article. We expect that issuing periodic news releases about the Coachella Valley real estate industry and related topics to online databases will help us achieve our desired SEO effect.

Traditional Marketing

In addition to online marketing, we also plan to promote our website through traditional media such as newspapers and trade magazines. These sources will enable us to create broad awareness of the services we are capable of providing, especially for those unfamiliar with the often confusing structure of the Internet. A number of local print publications service the Coachella Valley’s diverse population, and we intend to advertise in those with both a general focus (for example, the daily broadsheet The Desert Sun) and a more nuanced market focus (for example, the myriad golf-related pamphlets available in the region’s many hotels and retail establishments).

We also plan to advertise in media that possess a substantial base of readers in our primary target market, such as Reader’s Digest, Home & Garden and Zoomer (which is associated with the Canadian Association of Retired Persons). Finally, we intend to distribute marketing and promotional material to our management’s existing contacts to make potential users aware of our website’s features.

Other Informational Marketing

Apart from our online and traditional media strategies, we are prepared to join organizations and attend conferences and tradeshows to relevant to our target market. These need not be industry-specific, as we anticipate that general events bearing some relationship to purchasing real estate or vacationing in resort destinations will be as effective in promoting our website as tradeshows geared towards specific time-share opportunities in southern California or the Coachella Valley. Our participation in this type of marketing may therefore take the form of anything from attending winter travel expos in Canadian cities to participating in realtor conferences in Palm Springs.

Regardless of the marketing approach that is our current focus, our aim will be to develop a campaign that makes users aware of the website’s features and is based on both direct (i.e. user comments) and indirect (i.e. patterns of use) user feedback.

Competition

There are many service providers with whom we must compete, including those directly involved in the real estate industry. These include both established and start-up online service providers as well as specialized traditional media outlets with a similar focus who are also actively seeking to solicit advertising revenue from a variety of sources. We are a relatively new development stage company and currently occupy a weak competitive position. Competition to acquire advertising dollars is intense, and we may lack the professional contacts or expertise available to other organizations.

Although we feel that we do not have any direct competitors, some of our more prominent indirect competitors are the Multiple Listing Service (“MLS”) and Arizona for Canadians, a private company established by a former resident of Toronto, Ontario, Canada. We will also compete to some extent with websites established by real estate brokers and companies, but these are generally highly specialized (in terms both geographic area and the type of property listings) and do not offer as broad a range of information.

MLS

The Multiple Listing Service is a platform that lists properties available for sale by realtors and other member industry professionals in various cities and regions of the United States. Its web service, www.mls.com, allows users to search MLS real estate listings by specific criteria and also features real estate news, common real estate questions and answers, real estate classes, mortgage information and a mortgage calculator. It has the ability to locate both new and old homes for sale, acreage, lots, land, commercial property and investment property, and is the de facto standard for real estate agents.

Arizona for Canadians

Arizona for Canadians is a company with a business focus similar to ours that targets Canadians seeking to purchase a second home or investment property in Arizona. It is likewise targeted at snowbirds, and the company’s website contains an array of information on various regions of the state, buyer testimonials, the buying process and investor information.  Based in Phoenix, the company consists of licensed realtors, property managers and financing specialists, and it purports to offer its clients a full-service approach that differs from ours because of its hands-on approach. Arizona for Canadians also relies to a significant extent on its marketing program, including seminars, and it has garnered attention from several Canadian and U.S. cable television networks.

Many of the service providers with which we will compete for financing and advertising revenue have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on such matters as website development, content distribution, hiring business development personnel and informational marketing. This advantage could enable prospective investors to perceive that our competitors represent a more attractive investment opportunity than us and reduce the amount of financing we are able to secure. Similarly, such a perception could adversely impact our ability to generate advertising revenues from our business.

General competitive conditions may be substantially affected by various forms of Internet-related legislation and/or regulations introduced from time to time by the governments of the United States and other countries, as well as factors beyond our control, including interest rates, market conditions and the state of the Coachella Valley real estate industry.

In the face of competition, we may not be successful in generating advertising revenue from our website, and we cannot provide any assurance that we be able to do so. Despite this, we hope to compete successfully as an online service provider by:

●	keeping our costs low;

●	relying on the strength of our management’s contacts; and

●	using our size and experience to our advantage by adapting quickly to changing market conditions or responding swiftly to potential opportunities.

Privacy Policy

Certain features of our website, including the community forum, will require that each user register and supply personal information that allows us to identify him or her. We will also automatically collect information from any computer used to browse our website, such as which pages of the site are visited and which links are used to conduct research. This information includes the user’s IP address, computer and connection information, browser type and version, operating system and platform, the address of the webpages visited immediately before and after using our site and the Internet cookie number.

When a user registers on our site we will collect and store the user’s first and last name, email address, password, communication preferences and the user’s answer to a security question of the user’s choice. Each user will also have the option of providing us with additional personal information to complete his or her member profile such as the user’s geographic location, mailing address and telephone number. In addition, we may obtain other information about users through their message board postings, comments and responses to any surveys that we may distribute.

We will only use the information we collect to:

●	provide users with the information and services they request;

●	customize the experience of users on our website;

●	communicate with users about their experience on our site;

●	send users targeted marketing and promotional offers based on their communication preferences;

●	measure and improve our website;

●	address user complaints and troubleshoot technical problems; and

●	analyze site and user behaviour.

Users may opt out of receiving marketing and promotional communications from us at any time by changing their communication preferences or by following a link at the bottom of each message they receive from us.

We will restrict access to a user’s personal information to those individuals that require the information in order to operate, develop or improve our services, and we plan to use physical, electronic and administrative safeguards, including advanced firewall and password protection for our databases, that are designed to protect the security of personal information. However, there exists the possibility that third parties will unlawfully intercept or access transmissions or private communications, and we cannot guarantee that a user’s personal information will always remain private.

Users of our website may also have the opportunity to register to receive information about third-party products and services. If a user does so, we will provide information about that user to selected third parties with whom we have developed relationships. We will not sell or provide the personal information of our users to any unauthorized third party, and we will not tolerate spam or send communications to anyone without their permission. We intend to address and investigate all complaints concerning the receipt of unsolicited email that is in some way associated with us.

We may disclose personal information about our users when permitted by law or under the good faith belief that such disclosure is necessary under applicable law to comply with legal process, protect our property or interests, or protect personal safety or the public. If a user account is terminated or suspended, we may also retain the user’s personal information to prevent re-registration, comply with applicable laws, resolve disputes, analyze or troubleshoot problems, enforce our terms and conditions or take any other actions otherwise permitted by law.

We reserve the rights to make changes to our privacy policy from time to time and will post the amended terms on our website. All such amended terms will become effective immediately.

Intellectual Property

We currently own the copyright in the contents of our website, but we have not filed for any protection of our trademark. We do not have any other intellectual property.

Expenses

During the next 12 months (beginning October 2010) we plan to incur approximately $346,000 in expenses to carry out our business plan. Of this amount, we anticipate that we will spend $20,000 on completing the development of and maintaining our website, $80,000 on hiring two part-time business development consultants, $140,000 on marketing and advertising expenses and $126,000 on general working capital expenses. For more information on our planned expenditures see the "Management’s Discussion and Analysis of Financial Position and Results of Operations" section elsewhere in this Prospectus.

Employees and Consultants

As of October 20, 2010 we did not have any full-time or part-time employees. Our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director, Carol Callaghan, works as a part-time consultant in the areas of business development and management and contributes approximately 20% of her time to us. For the rest of the time, Ms. Callaghan works as a real estate agent for a nationally-recognized agency. Since we do not have a formal agreement or policy with respect to conflicts of interest, we cannot assure you that any conflicts that may arise will be resolved in our favor. Additional disclosure regarding conflicts of interest is included in the “Directors, Executive Officers, Promoters and Control Persons” section of this Prospectus beginning on page 27.

We currently engage independent contractors in the areas of accounting, legal and auditing services. We plan to retain two business development consultants on a part-time basis over the next 12 months to assist in the areas of consulting, marketing and other services. We anticipate that our relationship with these consultants will be one of independent contractors.

Government Regulations

We must adhere to a number of foreign and domestic laws and regulations that affect companies conducting business using the Internet. In addition, laws and regulations relating to user privacy, freedom of expression, content, advertising, information security and intellectual property are constantly being debated and revised in countries throughout the world. We therefore face risks from any proposed legislation that may be passed in the future.

In the United States, laws relating to the liability of online service providers for the activities of their users and third parties are currently being tested by a number of claims, which include actions for libel, slander, invasion of privacy and other tort claims, unlawful activity, copyright and trademark infringement and other theories based on the nature and content of the materials searched, the ads posted or the content generated by users. Certain foreign jurisdictions are also dealing with similar claims. Any court ruling that imposes liability on online service providers for the activities of their users and third parties could have a detrimental effect on our business.

A range of other laws and new interpretations of existing laws could also impact on our business. For example, the Digital Millennium Copyright Act includes provisions that limit, but do not necessarily eliminate, our liability for listing, linking or hosting third-party content that includes materials that infringe copyrights. In the area of data protection, many states have passed laws requiring that users be notified of any personal data security breach, such as California’s Information Practices Act. Any failure on our part to comply with these laws may subject us to significant liabilities.

Similarly, the application of existing laws prohibiting, regulating or requiring licenses for certain activities of our potential advertisers, including, for example, the provision of financial and real estate services, the distribution of pharmaceuticals, or the sale of alcohol or firearms, is sometimes unclear. The application of these laws in an unanticipated manner could expose us to substantial liability and restrict our ability to deliver services to our users.

We also face risks attributable to the failure of the government to preserve the Internet’s basic neutrality regarding the services and sites that users can access through their broadband Internet service providers. Such a failure could limit the pace of innovation and the ability of small businesses and entrepreneurs to develop and deliver new features and services on the Internet.

Finally, we are also subject to federal, state and foreign laws regarding privacy and the protection of user data. As described above, we plan to post our privacy policies and practices concerning the use and disclosure of user data on our website in connection with the completion of its development.

We plan to comply with all statutory and regulatory provisions governing our operations; however, such laws and regulations may significantly increase our costs of compliance, and authorities may also impose administrative, civil and criminal penalties for non-compliance. Legislation affecting online service providers is subject to constant review, and the regulatory burden frequently increases. Changes in any of the laws and regulations could have a material adverse effect on our business, and in view of the many uncertainties surrounding current and future laws and regulations, including their applicability to our operations, we cannot predict their overall effect on our business. We also cannot provide any assurance that we will be able to comply with future changes in any statutes or regulations.

Available Information

As of October 20, 2010 we were not required to file reports with the SEC.

The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.

Description of Property

Our executive office is located at 15057 Stony Plain Road, Suite 200, Edmonton, Alberta, Canada T5P 4W1. This office is provided to us by Carol Callaghan, our sole officer and director.  As of September 24, 2010 we had not entered into any lease agreement for this office, but we began to recognize rent expenses of approximately $200 per month for this office beginning in July 2010.

Legal Proceedings

We are not aware of any pending or threatened legal proceedings which involve us or any of the services we provide.

Market for Common Equity and Related Stockholder Matters

Market Information

Our common stock is not traded on any exchange. We intend to apply to have our common stock quoted on the OTC Bulletin Board once this registration statement has been declared effective by the SEC; however, there is no guarantee that we will obtain a quotation.

There is currently no public trading market for our common stock and there is no assurance that a regular trading market will ever develop. OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers. OTC Bulletin Board issuers are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

To have our common stock listed or quoted on any of the public trading markets, including the OTC Bulletin Board, we will require a market maker to make an application on our behalf. We have not yet engaged a market maker to make the application, and there is no guarantee that our common stock will meet the requirements for quotation or that it will be accepted for quotation on the OTC Bulletin Board. This could prevent us from developing a trading market for our common stock.

Holders

As of October 20, 2010 there were 31 holders of record of our common stock.

Dividends

To date, we have not paid dividends on shares of our common stock and we do not expect to declare or pay dividends on shares of our common stock in the foreseeable future. The payment of any dividends will depend upon our future earnings, if any, our financial condition, and other factors deemed relevant by our Board of Directors.

Equity Compensation Plans

As of October 20, 2010 we did not have any equity compensation plans.

Management's Discussion and Analysis of Financial Position and Results of Operations

The following discussion should be read in conjunction with our financial statements, including the notes thereto, appearing elsewhere in this Prospectus. The discussion of results, causes and trends should not be construed to imply any conclusion that these results or trends will necessarily continue into the future.

Results of Operations

Revenues

We have limited operational history. From our inception on July 30, 2008 to June 30, 2010 we did not generate any revenues. We anticipate that we will incur substantial losses for the foreseeable future and our ability to generate any revenues in the next 12 months continues to be uncertain.

Expenses

During the year ended June 30, 2010 we incurred total operating expenses of $32,583, including $19,710 in professional fees, $12,604 in website developments costs and $269 in general and administrative expenses. During the year ended June 30, 2009 we incurred total operating expenses of $36,882, including $35,005 in professional fees and $1,877 in general and administrative expenses. The decrease in our total operating expenses during the year ended June 30, 2010 was primarily due to a decrease in our professional fees, which was offset to some extent by our increased website development costs.

From our inception on July 30, 2008 to June 30, 2010 we incurred total operating expenses of $69,465, including $54,715 in professional fees, $12,604 in website development costs and $2,146 in general and administrative expenses.

Our general and administrative expenses consist of bank charges, office expenses, communication expenses (cellular, internet, fax and telephone) and courier and postage costs. Our professional fees include legal, accounting and auditing costs.

Net Loss

During the year ended June 30, 2010 we incurred a net loss of $32,583, compared to a net loss of $36,882 during the year ended June 30, 2009. From our inception on July 30, 2008 to June 30, 2010 we incurred a net loss of $69,465. We did not experience any net loss per share during these periods.

Liquidity and Capital Resources

As of June 30, 2010 we had $471 in cash, $2,406 in total assets, $10,371 in total liabilities, a working capital deficit of $7,965 and an accumulated deficit of $69,465. As of June 30, 2009 we had $54,486 in cash and total assets, $29,868 in total liabilities, a working capital surplus of $24,618 and an accumulated deficit of $36,882.

We are solely dependent on funds raised through equity financing. Our net loss of $69,465 from our inception on July 30, 2008 to June 30, 2010 was funded by equity financing. Since our inception on July 30, 2008 we have raised gross proceeds of $61,500 in cash from the sale of our common stock.

During the year ended June 30, 2010 we spent net cash of $59,015 on operating activities, including $24,660 on the settlement of accounts payable. During the year ended June 30, 2009 we spent net cash of $12,014 on operating activities. From our inception on July 30, 2008 to June 30, 2010 we spent net cash of $71,029 on operating activities, the vast majority of which was attributable to our net loss as described above.

During the year ended June 30, 2010 we receive net cash of $5,000 from financing activities, all of which was in the form of advances from related parties. During the year ended June 30, 2009 we received net cash of $66,500 from financing activities, including $61,500 from the issuance of our common stock and $5,000 in advances from related parties. From our inception on July 30, 2008 to June 30, 2010 we received net cash of $71,500 from financing activities.

For the next 12 months (beginning October 2010) we intend to:

●	retain two business development consultants to assist us in marketing and promoting our website;

●	enter into agreements with various service providers to advertise their services on our website; and

●	complete private and/or public financing to help cover the cost of operating our business for the foreseeable future.

We expect to require approximately $345,600 in financing (a total of $346,000 less our approximately $500 in cash as of June 30, 2010) to continue our planned operations over the 12 months. Our proposed expenditures (beginning October 2010) for that time period are summarized as follows:

Description	Potential completion date	Estimated Expenses ($)
Website development and maintenance costs	12 months	20,000
Select and retain two part-time business development consultants	12 months	80,000
Professional fees (legal, accounting and auditing fees)	12 months	60,000
Marketing and advertising expenses	12 months	140,000
Investor relations expenses	12 months	20,000
Transfer agent expenses	12 months	11,000
General and administrative expenses	12 months	15,000
Total		346,000

Our general and administrative expenses for the year will consist primarily of bank charges, office expenses, travel, meals and entertainment, communication expenses (cellular, internet, fax and telephone) and courier and postage costs. Our professional fees are related to our regulatory filings throughout the year.

Based on our planned expenditures, we require additional funds of approximately $345,500 to proceed with our business plan over the next 12 months. If we secure less than the full amount of financing that we require, we will not be able to carry out our complete business plan and we will be forced to proceed with a scaled back business plan based on our available financial resources.

We anticipate that we will incur substantial losses for the foreseeable future. Although we have entered into a website development agreement, there is no assurance that we will receive any advertising revenues from our website. Our activities for the next 12 months will be directed by Carol Callaghan, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director, who will also manage our operations. Once we retain the two consultants as described above, they will coordinate our business development in conjunction with Ms. Callaghan.

Due to our limited financial resources, there is no guarantee that we will be able to enter into any agreements with advertising partners or create sufficient interest in our website to make it a profitable venture. In any event, we anticipate that any marketing and advertising activities that we undertake will require us to obtain additional financing.

Even though we plan to raise capital through equity or debt financing, we believe that the latter may not be a viable alternative for funding our operations as we do not have sufficient assets to secure any such financing. We anticipate that any additional funding will be in the form of equity financing from the sale of our common stock. However, we do not have any financing arranged and we cannot provide any assurance that we will be able to raise sufficient funds from the sale of our common stock to fund our operations or planned activities. In the absence of such financing, we will not be able to proceed with our plan of operations. If we do not continue to obtain additional financing, we may be forced to abandon our business plan or significantly curtail our operations.

Going Concern

We have not generated any revenues since our inception and are dependent on future financing to carry out our operations. We currently do not have sufficient financing to fully execute our business plan and there is no assurance that we will be able to obtain the necessary financing to do so. Until we are able to secure such financing, we plan to rely on advances from related parties to sustain our operations. If we are unable to raise equity or secure alternative financing, we may not be able to continue our operations and our business plan may fail. You may lose your entire investment.

If our operations and cash flow improve, our management believes that we can continue to operate. However, no assurance can be given that management's actions will result in profitable operations or an improvement in our liquidity situation. The threat of our ability to continue as a going concern will cease to exist only when our revenues have reached a level able to sustain our business operations.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our stockholders.

Critical Accounting Policies

Our financial statements are affected by the accounting policies used and the estimates and assumptions made by management during their preparation. A complete summary of these policies is included in Note 2 of the notes to our financial statements. We have identified below the accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows, and which require the application of significant judgment by management.

Revenue Recognition

We recognize revenue from advertisements placed on our website only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectability is reasonably assured.  As at June 30, 2010, we had not generated any revenues.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

Since our inception, we have not had any changes in or disagreements with our independent accountants.

Directors, Executive Officers, Promoters and Control Persons

Directors and Officers

Our Bylaws state that our authorized number of directors shall be not less than one or more than 15 and shall be set by resolution of our Board of Directors. Our Board of Directors has fixed the number of directors at one. We currently have only one director.

Our sole director and officer is as follows:

Name	Age	Position
Carol Callaghan	59	President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer, Director

Carol Callaghan will serve as our sole director until our next annual shareholder meeting or until her successor is elected who accepts the position. Officers hold their positions at the will of our Board of Directors. There are no arrangements, agreements or understandings between non-management security holders and management under which non-management security holders may directly or indirectly participate in or influence the management of our affairs.

Carol Callaghan, President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer, Director

Carol Callaghan has been our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director since our inception on July 30, 2008.

Ms. Callaghan has been a realtor with Royal LePage Canada in Edmonton, Alberta, Canada since 2002. In both 2004 and 2005 she received the President’s Gold Award for her work at the agency, and in both 2006 and 2007 she was the recipient of the Director’s Platinum Award for her contribution to the company. During her tenure with Royal LePage, Ms. Callaghan has acquired a considerable degree of knowledge about the real estate industry, and vacation properties in particular, as well as developed a wealth of industry contacts. This, in combination with her status as a prize-winning realtor, led us to conclude that Ms. Callaghan should serve as our director in light of our business and structure.

Ms. Callaghan holds Bachelor of Arts and Bachelor of Education degrees from the University of Alberta. During the past five years, Ms. Callaghan has not been a director of any company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

Conflicts of Interest

Carol Callaghan, our sole officer and director, is not obligated to commit her full time and attention to our business and, accordingly, she may encounter a conflict of interest in allocating her time between our operations and those of other businesses.  Ms. Callaghan is currently employed as a real estate agent with a nationally-recognized agency in Edmonton, Alberta, Canada, and in the course of her employment, she may become aware of investment and business opportunities which may be appropriate for presentation to us as well as other entities to which she owes a fiduciary duty.  As a result, she may have a conflict of interest in determining to which entity a particular business opportunity should be presented.  Ms. Callaghan may also in the future become affiliated with entities engaged in business activities similar to those we intend to conduct.

In general, officers and directors of a corporation are required to present business opportunities to a corporation if:

●	the corporation could financially undertake the opportunity;

●	the opportunity is within the corporation’s line of business; and

●	it would be unfair to the corporation and its stockholders not to bring the opportunity to the attention of the corporation.

Since we do not have a formal agreement with Ms. Callaghan or a formal policy with respect to conflicts of interest, we cannot assure you that any conflicts that may arise will be resolved in our favor. However, we plan to adopt a code of ethics that obligates our current and future directors, officers and employees to disclose potential conflicts of interest and prohibits those persons from engaging in such transactions without our consent.

Significant Employees

Other than as described above, we do not expect any other individuals to make a significant contribution to our business.

Legal Proceedings

None of our directors, executive officers, promoters or control persons has been involved in any of the following events during the past ten years:

●	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

●	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

●
being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining or otherwise limiting his involvement in any type of business, securities or banking activities;

●
being found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been subsequently reversed, suspended, or vacated;

●	any judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business activity;

●	and judicial or administrative proceedings based on violations of federal or state securities, commodities, banking or insurance laws and regulations, or any settlement to such actions; or

●	any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self-regulatory organization.

Audit Committee

The functions of the audit committee are currently carried out by our Board of Directors, who has determined that we do not have an audit committee financial expert on our Board of Directors to carry out the duties of the audit committee. The Board of Directors has determined that the cost of hiring a financial expert to act as a director and to be a member of the audit committee or otherwise perform audit committee functions outweighs the benefits of having a financial expert on our Board of Directors.

Executive Compensation

Our sole executive officer and director did not receive any compensation from us from our inception on July 30, 2008 to June 30, 2010. Pursuant to Item 402(5) of Regulation S-K we have omitted the Summary Compensation table since no compensation has been awarded to, earned by, or paid to this individual.

Option Grants

We did not grant any options or stock appreciation rights to our sole executive officer and director from our inception on July 30, 2008 to June 30, 2010.

Management Agreements

We have not yet entered into any consulting or management agreements with Carol Callaghan, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director.

Compensation of Directors

Our sole director did not receive any compensation for her services as a director from our inception on July 30, 2008 to June 30, 2010. We have no formal plan for compensating our sole director or any other directors for their services in the future as directors, although such individuals are expected to receive options to purchase shares of our common stock as awarded by our Board of Directors or any compensation committee that may be established.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits to our directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

Compensation Committee

We currently do not have a compensation committee of the Board of Directors or a committee performing similar functions. The Board of Directors as a whole participates in the consideration of executive officer and director compensation.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the ownership, as of October 20, 2010, of our common stock by each of our directors, by all of our executive officers and directors as a group and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. As of October 20, 2010, there were 40,086,000 issued and outstanding shares of our common stock. All persons named have sole or shared voting and investment control with respect to the shares, except as otherwise noted. The number of shares described below includes shares which the beneficial owner described has the right to acquire within 60 days of the date of this Prospectus.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Common Stock	Carol Callaghan (1) 372 – 11215 Jasper Avenue Edmonton, Alberta Canada T5N 3M7	40,000,000 (2)	99.8
	All Officers and Directors as a Group	40,000,000	99.8

(1)	Carol Callaghan is our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director.

Changes in Control

As of October 20, 2010 we had no pension plans or compensatory plans or other arrangements which provide compensation on the event of termination of employment or a change in our control.

Certain Relationships and Related Transactions

On September 1, 2008 we issued 40,000,000 shares of our common stock to Carol Callaghan, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director, at a price of $0.001 per share in exchange for cash proceeds of $40,000.

As at June 30, 2010 we were indebted $371 to Carol Callaghan, our sole officer and director, for expenses paid on our behalf. This amount is non-interest bearing, unsecured and due on demand.

As at June 30, 2010 we were indebted $10,000 to Rick Brezer, the spouse of Carol Callaghan, our sole officer and director, for advances provided to us. This amount is non-interest bearing, unsecured and due on demand.

Other than as described above, we have not entered into any transactions with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of those persons wherein the amount involved in the transaction or a series of similar transactions exceeded the lesser of $120,000 or 1% of the average of our total assets for the last two fiscal years.

Director Independence

We intend to apply to have our common stock quoted on the OTC Bulletin Board, which does not have any director independence requirements.

Our current sole director, Carol Callaghan, does not meet any of the definitions for independent directors in Item 407(a)(1) of Regulation S-K under the Securities Act. Once we engage additional directors and officers we plan to develop a comprehensive definition of independence and scrutinize our Board of Directors with regard to this definition.

Disclosure of Commission Position on Indemnification of Securities Act Liabilities

Under our Bylaws, we may indemnify any officer, director, employee or person serving us at our request and who, because of such person’s position, is made a party to any threatened, pending or completed civil or criminal proceeding or investigation, provided that such person acted in good faith and in a manner which he reasonably believed to be in our best interest or if such person had no reason to believe that his conduct was unlawful. To the extent that the officer, director, employee or other person is successful on the merits in a proceeding as to which such person is to be indemnified, we must indemnify such person against all expenses incurred, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding if such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhausting all appeals therefrom, to be liable to us or for any amount paid in settlement by us, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada. Insofar as indemnification for liabilities arising under the Securities Act, which may be permitted to directors or officers under Nevada law, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Financial Statements

Our audited financial statements for the period from our inception on July 30, 2008 to June 30, 2010 follow, beginning on page F-1.

Financial Statement Index

Desert Canadians Ltd.
(A Development Stage Company)

June 30, 2010

Report of Independent Registered Public Accounting Firm

To the President and Stockholders of
Desert Canadians Ltd.

We have audited the accompanying balance sheets of Desert Canadians Ltd (A Development Stage Company) as of June 30, 2010 and 2009, and the related statements of operations, stockholders’ equity and cash flows from inception (July 30, 2008) to June 30, 2010 and 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Desert Canadians Ltd. as of June 30, 2010 and 2009 and the results of operations and cash flows from inception (July 30, 2008) to June 30, 2010 and 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As shown in the financial statements, the Company has an accumulated deficit of $69,465 at June 30, 2010. These factors, and others discussed in Note 1, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

/s/ Haynie & Company
Haynie & Company
Littleton, CO
September 20, 2010

Desert Canadians Ltd.
Balance Sheets
(A Development Stage Company)
(Expressed in U.S. dollars)

	June 30, 2010 $	June 30, 2009 $

ASSETS

Current Assets

Cash	471	54,486
Prepaid expenses	1,935	–

Total Current Assets	2,406	54,486

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY

Current Liabilities

Accounts payable	–	24,660
Due to related parties (Note 3)	10,371	5,208

Total Current Liabilities	10,371	29,868

Contingency (Note 1)

Stockholders’ (Deficit) Equity

Common stock Authorized: 220,000,000 shares, par value $0.00001; 40,086,000 shares issued and outstanding	401	401

Additional paid-in capital	61,099	61,099

Deficit accumulated during the development stage	(69,465)	(36,882)

Total Stockholders’ (Deficit) Equity	(7,965)	24,618

Total Liabilities and Stockholders’ (Deficit) Equity	2,406	54,486

The accompanying notes are an integral part of these financial statements

Desert Canadians Ltd.
Statements of Operations
(A Development Stage Company)
(Expressed in U.S. dollars)

	For the Year Ended June 30, 2010 $	Accumulated from July 30, 2008 (Date of Inception) to June 30, 2009 $	Accumulated from July 30, 2008 (Date of Inception) to June 30, 2010 $

Revenue	–	–	–

Operating Expenses

General and administrative	269	1,877	2,146
Professional fees	19,710	35,005	54,715
Website development costs	12,604	–	12,604

Total Operating Expenses	32,583	36,882	69,465

Net Loss	(32,583)	(36,882)	(69,465)

Loss Per Share – Basic and Diluted	(0.00)	(0.00)	(0.00)

Weighted Average Shares Outstanding	40,086,000	36,094,000	38,175,000

The accompanying notes are an integral part of these financial statements

Desert Canadians Ltd.
Statements of Cash Flows
(A Development Stage Company)
(Expressed in U.S. dollars)

	For the Year Ended June 30, 2010 $	Accumulated from July 30, 2008 (Date of Inception) to June 30, 2009 $	Accumulated from July 30, 2008 (Date of Inception) to June 30, 2010 $

Operating Activities

Net loss	(32,583)	(36,882)	(69,465)

Changes in operating assets and liabilities:

Prepaid expenses	(1,935)	–	(1,935)
Accounts payable	(24,660)	24,660	–
Due to related parties	163	208	371

Net Cash Used in Operating Activities	(59,015)	(12,014)	(71,029)

Financing Activities

Issuance of common stock	–	61,500	61,500
Advances from related parties	5,000	5,000	10,000

Net Cash Provided by Financing Activities	5,000	66,500	71,500

Change in Cash	(54,015)	54,486	471

Cash – Beginning of Period	54,486	–	–

Cash – End of Period	471	54,486	471

Supplemental Disclosures

Interest paid	–	–	–
Income taxes paid	–	–	–

The accompanying notes are an integral part of these financial statements

Desert Canadians Ltd.
(A Development Stage Company)
Statements of Stockholders’ Equity (Deficit)
For the Period from July 30, 2008 (Date of Inception) to June 30, 2010
(Expressed in US dollars)

	Shares #	Amount $	Additional Paid-in Capital $	Deficit Accumulated During the Development Stage $	Total $

Balance – July 30, 2008 (Date of Inception)	–	–	–	–	–

Common stock issued for cash at $0.001 per share	40,000,000	400	39,600	–	40,000

Common stock issued for cash at $0.25 per share	86,000	1	21,499	–	21,500

Net loss for the period	–	–	–	(36,882)	(36,882)

Balance – June 30, 2009	40,086,000	401	61,099	(36,882)	24,618

Net loss for the year	–	–	–	(32,583)	(32,583)

Balance – June 30, 2010	40,086,000	401	61,099	(69,465)	(7,965)

The accompanying notes are an integral part of these financial statements

Desert Canadians Ltd.
Notes to the Financial Statements
(A Development Stage Company)
June 30, 2010
(Expressed in U.S. dollars)

1.  Nature of Operations and Continuance of Business

Desert Canadians Ltd. (the “Company”) was incorporated in the State of Delaware on July 30, 2008. The Company is a development stage company, as defined by Accounting Standards Codification (“ASC”) 915, Development Stage Entities. The Company’s principal business is to develop a website that provides comprehensive data to Canadians who are interested in owning real estate in California.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated significant revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate significant earnings in the immediate or foreseeable future. The continuation of the Company as a going concern and the ability of the Company to emerge from the development stage is dependent upon the continued financial support from its stockholders, the ability of the Company to obtain necessary equity financing to continue operations and to generate sustainable and significant revenue. As at June 30, 2010, the Company has an accumulated deficit of $69,465 since inception and has a working capital deficit of $7,965. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.  Summary of Significant Accounting Principles

a)  Basis of Presentation and Fiscal Year

The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States, and are expressed in US dollars. The Company’s fiscal year end is June 30.

b)  Use of Estimates

The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to valuation of long-lived assets and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

c)  Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

d)  Long-lived Assets

In accordance with ASC 360, Property Plant and Equipment, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life. Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value. At June 30, 2010, the Company did not recognize an impairment loss.

e)  Fair Value of Financial Instruments

Our financial instruments consist principally of cash, accounts payable and amounts due to related parties. Pursuant to ASC 820, Fair Value Measurements and Disclosures, and ASC 825, Financial Instruments the fair value of our cash equivalents is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. We believe that the recorded values of all of our other financial instruments approximate their current fair values because of their nature and respective relatively short maturity dates or durations.

Desert Canadians Ltd.
Notes to the Financial Statements
(A Development Stage Company)
June 30, 2010
(Expressed in U.S. dollars)

2.  Summary of Significant Accounting Principles (continued)

f)  Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Occasional transactions may occur in Canadian dollars and management has adopted ASC 740 Foreign Currency Translation Matters. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Non-monetary assets and liabilities denominated in foreign currencies are translated at rates of exchange in effect at the date of the transaction. Average monthly rates are used to translate revenues and expenses. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. The Company has not, to the date of these financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

g)  Revenue recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured.

h)  Comprehensive Loss

ASC 220, Comprehensive Income establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at June 30, 2010 and 2009, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

i)  Basic and Diluted Net Income (Loss) Per Share

The Company computes net earnings (loss) per share in accordance with ASC 260, Earnings Per Share, which requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net earnings (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

j)  Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company computes tax asset benefits for net operating losses carried forward. The potential benefits of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

k)  Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

3.  Related Party Transactions

a)  As at June 30, 2010, the Company is indebted to the President of the Company for $371 (June 30, 2009 - $208) for expenses paid for on behalf of the Company, which is non-interest bearing, unsecured and due on demand.

b)  As at June 30, 2010, the Company is indebted to the spouse of the President of the Company for $10,000 (June 30, 2009 - $5,000) for advances provided to the Company, which is non-interest bearing, unsecured and due on demand.

4.  Common Stock

a)  On September 1, 2008, the Company issued 40,000,000 shares of common stock to the President of the Company at $0.001 per share for cash proceeds of $40,000.

b)  On February 18, 2009, the Company issued 86,000 shares of common stock at $0.25 per share for cash proceeds of $21,500.

Desert Canadians Ltd.
Notes to the Financial Statements
(A Development Stage Company)
June 30, 2010
(Expressed in U.S. dollars)

5.  Income Tax

The Company has a net operating loss carry-forward of $69,465 available to offset taxable income in future years which commence expiring in fiscal 2030.

The Company is subject to United States federal and state income taxes at an approximate rate of 35%. The reconciliation of the provision for income taxes at the United States federal statutory rate compared to the Company’s income tax expense as reported is as follows:

	June 30, 2010 $	June 30, 2009 $

Income tax recovery at statutory rate	11,404	12,909

Valuation allowance change	(11,404)	(12,909)

Provision for income taxes	–	–

The significant components of deferred income tax assets and liabilities are as follows:

	June 30, 2010 $	June 30, 2009 $

Net operating loss carry-forward	24,313	12,909

Valuation allowance	(24,313)	(12,909)

Net deferred income tax asset	–	–

PROSPECTUS

90,000 Shares of Common Stock

The date of this Prospectus is October 20, 2010.

Dealer Prospectus Delivery Obligation

Until November 29, 2010 all dealers that effect transactions in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

Item 13. Other Expenses of Issuance and Distribution

Our estimated expenses in connection with the issuance and distribution of the securities being registered in this Prospectus are as follows:

Commission filing fee	$2
Legal fees and expenses	22,000
Accounting fees and expenses	15,000
Printing and marketing expenses	100
Miscellaneous	398
Total	$37,500

Item 14. Indemnification of Officers and Directors

Section 102 of the Delaware General Corporation Law (the “DGCL”) allows a corporation to eliminate or limit the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by us or in our right) by reason of the fact that the person is or was our director, officer, agent or employee or is or was serving at our request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in our best interest, or not opposed to our best interest, and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by us or in our right as well but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to us, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the Board of Directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
Our Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

●	for any breach of the director's duty of loyalty to us or our stockholders;

●	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

●	under section 174 of the DGCL regarding unlawful dividends and stock purchases; or

●	for any transaction from which the director derived an improper personal benefit.

The indemnification provisions contained in our Certificate of Incorporation are not exclusive of any other rights to which our directors, officers or control persons may be entitled.

Article VI of our Bylaws also contains provisions regarding the indemnification of our officers and directors that state that we shall indemnify and hold harmless such persons to the fullest extent legally permissible under the DCGL.

The general effect of the foregoing is that we may indemnify our directors, officers or control persons from liability, thereby making us responsible for any expenses or damages incurred in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Item 15. Recent Sales of Unregistered Securities

From our inception on July 30, 2008 to October 20, 2010 we completed the following sales of unregistered securities:

●
On September 1, 2008 we issued 40,000,000 shares of our common stock to Carol Callaghan, our President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole director, at a price of $0.001 per share in exchange for cash proceeds of $40,000.

●	On February 18, 2009 we issued an aggregate of 86,000 shares of our common stock to 30 non-U.S. investors at a price of $0.25 per share in exchange for cash proceeds of $21,500.

These securities were issued without a prospectus pursuant to Regulation S under the Securities Act. Our reliance upon Rule 903 of Regulation S was based on the fact that the sales of the securities were completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities. Each investor was not a U.S. person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a U.S. person.

Item 16. Exhibits

Exhibit Number	Exhibit Description
3.1	Certificate of Incorporation (1)
3.2	Bylaws (1)
4	Instrument Defining the Right of Holders – Form of Share Certificate (1)
5.1	Legal Opinion and Consent of Dennis Brovarone, Attorney at Law
10.1	Website Development Agreement with Pixel Blue fx dated October 29, 2009 (1)
23.1	Consent of Haynie & Company, Certified Public Accountants

(1)      Included as an exhibit to our registration statement on Form S-1 filed on July 7, 2010.

Undertakings

We hereby undertake:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

●	To include any prospectus required by Section 10(a)(3) of the Securities Act;

●
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

●
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That for the purpose of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

4.
That for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or control persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or control person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Prospectus to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edmonton, Province of Alberta, Canada, on October 20, 2010.

Desert Canadians Ltd.

By:	/s/ Carol Callaghan
Carol Callaghan
President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer, Director

In accordance with the requirements of the Securities Act, this Prospectus has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES	TITLE	DATE

/s/ Carol Callaghan	President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer, Director	October 20, 2010
Carol Callaghan